Exhibit 99.1

For Further Information, Contact:
Quality Systems, Inc.	Susan J. Lewis
18111 Von Karman Avenue, Suite 700	Phone: (303) 804-0494
Irvine, CA 92612	slewis@qsii.com
Phone: (949) 255-2600
Paul Holt, CFO, pholt@qsii.com
FOR IMMEDIATE RELEASE
   MAY 26, 2011
QUALITY SYSTEMS, INC. REPORTS RECORD FISCAL 2011 FOURTH QUARTER AND
YEAR-END RESULTS
Strong Quarterly and Year-end Results Reflect Onset of Stimulus Incentives
     IRVINE, Calif. ... May 26, 2011 ... Quality Systems, Inc. (NASDAQ:QSII) announced today results for its fiscal 2011 fourth quarter and year ended March 31, 2011.
     The Company reported record net revenues of $97.1 million for the fiscal 2011 fourth quarter, up 24 percent from the $78.5 million reported in the comparable period a year ago. For the 2011 fourth quarter, net income reached $18.6 million, an increase of 42 percent when compared with net income of $13.1 million for the same period last year. Fully diluted earnings per share were $0.64 in the fiscal 2011 fourth quarter, a 42 percent increase, versus $0.45 fully diluted earnings per share for the fiscal 2010 fourth quarter.
     Revenue for the fiscal year ended March 31, 2011 reached $353.4 million, rising 21 percent when compared with fiscal 2010 revenue of $291.8 million. Net income for fiscal year 2011 was $61.6 million, an increase of 27 percent versus net income of $48.4 million for the 2010 fiscal year. Fully diluted earnings per share increased to $2.12 for fiscal year 2011, up from $1.68 earned during fiscal year 2010, an increase of 26 percent.
     The record fourth quarter and year end results were positively impacted by the onset of the stimulus plan.
     “The last quarter of our fiscal year marked the first full quarter under the stimulus plan of The American Recovery and Reinvestment Act (ARRA). As we have stated, we spent much time preparing all facets of our organization for this important point in time. As we enter the front-end of the stimulus — where regulations are finalized, meaningful use standards have been established and our products certified — the rubber is hitting the road as it relates to benefitting from the stimulus,” explained Steven T. Plochocki, Quality Systems’ chief executive officer.
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Quality Systems, Inc.
Fiscal 2011 Fourth Quarter and Year-end Results

     “Decisions are being made with more clarity and certainty in a timely manner, which is obviously reflected in our results and will bode well for us over the next few years of the stimulus. All of our planning and preparation during the past several quarters has paid off as we look ahead to further solidifying our leadership role in an industry well positioned for change, growth and expansion,” Plochocki said.
     Quality Systems, Inc. also announced that the Company’s Board of Directors declared a quarterly cash dividend of Thirty-Five Cents ($0.35) per share on the Company’s outstanding shares of Common Stock, payable to shareholders of record as of June 17, 2011, with an anticipated distribution date of July 5, 2011. The $0.35 per share cash dividend is pursuant to the Company’s current policy to pay a regular quarterly dividend on the Company’s outstanding shares of Common Stock, subject to further Board review and approval, and establishment of record and distribution dates by the Board prior to the declaration and payment of each such quarterly dividend.
     The Company also announced that its 2011 Annual Shareholders’ Meeting will be held on Thursday, August 11, 2011 at 1:00 PM. The meeting will be held at The Center Club, 650 Town Center Drive, Costa Mesa, Calif. Holders of record as of June 13, 2011 are eligible to vote and attend. Proxy materials and the 2011 Annual Report will be made available to shareholders of record and will also be posted on the Company’s website at www.qsii.com.
     Quality Systems, Inc. will host a conference call to discuss its fiscal 2011 fourth quarter and year-end results on Thursday, May 26, 2011 at 11:00 AM ET (8:00 AM PT). All participants should dial 877-941-2332 at least ten minutes prior to the start of the call. International callers should dial 480-629-9722. To hear a live Web simulcast or to listen to the archived webcast following completion of the call, please visit the company website at www.qsii.com, click on the “Investors” tab, then select “Conference Calls,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-406-7325 or 303-590-3030 and enter reservation identification number 4442392. The replay will be available from approximately 1:00 PM ET on Thursday, May 26, 2011, through 11:59 PM ET on Thursday, June 2, 2011.
     A transcript of the conference call will be made available on the Company’s website at www.qsii.com.
About Quality Systems, Inc.
     Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.
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Quality Systems, Inc.
Fiscal 2011 Fourth Quarter and Year-end Results

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS
This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue and net income), are forward-looking statements within the meaning of these laws and involve a number of risks and uncertainties. Management believes that these forward looking statements are reasonable and are based on reasonable assumptions and forecasts, however, undue reliance should not be placed on such statements that speak only as of the date hereof. Moreover, these forward-looking statements are subject to a number of risks and uncertainties, some of which are outlined below. As a result, actual results may vary materially from those anticipated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the volume and timing of systemssales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgradereleases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; uncertainties concerning threatened, pending and new litigation against the Company including related professional services fees; uncertainties concerning the amount and timing of professional fees incurred by the Company generally; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; general economic conditions; and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.
A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of the fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
FINANCIAL TABLES ATTACHED

QUALITY SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2011	2010	2011	2010
Revenues:
Software, hardware and supplies	$31,708	$24,783	$106,514	$89,761
Implementation and training services	4,946	4,226	18,015	14,376

System sales	36,654	29,009	124,529	104,137
Maintenance	29,046	23,938	110,019	89,192
Electronic data interchange services	10,756	9,181	41,022	35,035
Revenue cycle management and related services	11,622	9,183	45,065	36,665
Other services	9,030	7,202	32,728	26,782

Maintenance, EDI, RCM and other services	60,454	49,504	228,834	187,674

Total revenues	97,108	78,513	353,363	291,811

Cost of revenue:
Software, hardware and supplies	3,204	2,864	19,779	12,115
Implementation and training services	4,868	2,908	15,010	11,983

Total cost of system sales	8,072	5,772	34,789	24,098
Maintenance	2,875	3,667	12,948	13,339
Electronic data interchange services	7,321	6,683	27,711	25,262
Revenue cycle management and related services	8,733	7,213	33,815	27,715
Other services	6,165	4,963	18,219	20,393

Total cost of maintenance, EDI, RCM and other services	25,094	22,526	92,693	86,709

Total cost of revenue	33,166	28,298	127,482	110,807

Gross profit	63,942	50,215	225,881	181,004
Operating expenses:
Selling, general and administrative	29,285	25,223	108,310	86,951
Research and development costs	5,751	4,269	21,797	16,546
Amortization of acquired intangible assets	445	682	1,682	1,783

Total operating expenses	35,481	30,174	131,789	105,280

Income from operations	28,461	20,041	94,092	75,724
Interest income	19	46	263	226
Other income, net	2	74	61	268

Income before provision for income taxes	28,482	20,161	94,416	76,218
Provision for income taxes	9,929	7,100	32,810	27,839

Net income	$18,553	$13,061	$61,606	$48,379

Net income per share:
Basic	$0.64	$0.45	$2.13	$1.69
Diluted	$0.64	$0.45	$2.12	$1.68
Weighted average shares outstanding:
Basic	29,005	28,784	28,947	28,635
Diluted	29,202	28,929	29,118	28,796
Dividends declared per common share	$0.35	$0.30	$1.25	$1.20

QUALITY SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	March 31,	March 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$116,617	$84,611
Restricted cash	3,787	2,339
Marketable securities	1,120	7,158
Accounts receivable, net	139,772	107,458
Inventories	1,933	1,340
Income taxes receivable	—	2,953
Deferred income tax assets, net	10,397	5,678
Other current assets	8,768	8,684

Total current assets	282,394	220,221
Equipment and improvements, net	12,599	8,432
Capitalized software costs, net	15,150	11,546
Intangibles, net	16,890	20,145
Goodwill	46,721	46,189
Other assets	4,932	3,647

Total assets	$378,686	$310,180

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,686	$3,342
Deferred revenue	76,695	64,109
Accrued compensation and related benefits	10,247	8,951
Income taxes payable	3,530	—
Dividends payable	10,162	8,664
Other current liabilities	29,316	16,220

Total current liabilities	136,636	101,286
Deferred revenue, net of current	1,099	474
Deferred income tax liabilities, net	11,384	10,859
Deferred compensation	2,488	1,883
Other noncurrent liabilities	2,409	7,389

Total liabilities	154,016	121,891
Commitments and contingencies
Shareholders’ equity:
Common stock $0.01 par value; authorized 50,000 shares; issued and outstanding 29,034 and 28,879 shares at March 31, 2011 and March 31, 2010, respectively	290	289
Additional paid-in capital	133,259	122,271
Retained earnings	91,121	65,729

Total shareholders’ equity	224,670	188,289

Total liabilities and shareholders’ equity	$378,686	$310,180

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